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                                                                     Exhibit 8.2


LSCW/mj/31812


29 October, 1997


Peak International Limited
Units 4, 5 and 7, 37th Floor, Wharf Cable Tower
9 Hoi Shing Road
Tsuen Wan, New Territories
Hong Kong


Dear Sirs,

                  Peak International Limited (the "Company")
                  ------------------------------------------

     We have acted as special legal counsel in Bermuda to the Company in connection with a public offering by Luckygold 18A Limited, an existing shareholder of the Company of up to 2,875,000 existing shares of US$0.01 each of the Company.

     We hereby confirm that the statements relating to certain Bermuda tax matters set forth under the caption "Taxation - Bermuda Taxation" in the prospectus (the "Prospectus") included in the Registration Statement on Form F-1 filed by the Company with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on 29 October, 1997 are true and accurate based on current law and practice at the date of this letter, and nothing has been omitted from such statements which would make the same misleading in any material respect.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us under the caption "Taxation - Bermuda Taxation" in the Prospectus contained in (i) the Registration Statement and (ii) any amendment to the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.


                                           Yours faithfully,

                                           /s/ Conyers Dill & Pearman

                                           Conyers Dill & Pearman